Exhibit 1.05

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games Achieves Major Success in Shutdown of Illegal Pirate Server Operator

Largest Pirate Sever Operator of Yulgang Shut down,
Equipment Confiscated and Suspect Arrested

Beijing, November 12, 2007 — CDC Games, a business unit of CDC Corporation and pioneer of the “free-to-play, pay for merchandise” model for online games in China, today announced it has helped the Chinese Government and local police successfully shut down what it believes is the largest pirate server group that was illegally operating CDC’s popular online game, Yulgang. This success was achieved through the extensive anti-piracy efforts of the Online Games Alliance Against Piracy (OGAAP), founded by CDC Games in September.

CDC Games and the OGAAP anti-piracy team pinpointed Yulgang’s largest pirate server group in China, located in Hefei City, the provincial capital of the Anhui province. Working closely with attorneys and carefully gathering evidence, the team was able to provide the local police with sufficient information needed to successfully shut down the illegal operation, confiscate all the equipment including 13 pirate servers, and arrest one of the suspects.

This is the third piracy case pursued by the company that has resulted in arrests. As previously reported, the Optic business unit of CDC Games helped the China government convict two operators of “piracy for profit” of one of its online fantasy games called MIR III. Those two landmark cases are among the first of their kind in China and each resulted in criminal convictions.

“We are very pleased to eliminate the largest of the pirate servers that have been illegally stealing our business in China.” said Xiaowei Chen, Ph.D., president of CDC Games. “When we first saw the slowdown in Yulgang in July, we knew we needed to act quickly and decisively. With the progress we’ve made in the last three months, we now believe that less than ten percent of the Yulgang pirate servers remain. And, since we eliminated the largest of these illegal operations, we’ve already seen an improvement in all key operating metrics, including average daily revenues, for our flagship game. We will continue working hard to eliminate the remaining pirate servers of Yulgang.”

Chen added “This was also our call to action to take a leadership role in the industry and found OGAAP. With the success we have demonstrated so far and the support of other entertainment companies and government agencies, we are taking a significant, proactive step in our fight against piracy and we expect to have a very positive effect on the growth and stability of our games, and the industry overall.”

OGAAP was founded in September 2007 by CDC Games and several other leading game developers to lead a cross industry and government campaigns to combat piracy. Since its founding, OGAAP has received strong endorsements and support from Chinese governmental agencies regulating the online gaming industry, as well as enthusiastic interest and participation of gaming and entertainment companies worldwide. The organization is now in discussions with a number of international organizations, including U.S. organizations, on how to best protect intellectual property rights for the online gaming and digital entertainment industries. Despite its short operating history, OGAAP has demonstrated significant success in rallying stakeholders and assisting government agencies in a unified fight against piracy, resulting in the recent crack down on private servers in China.

Chen concluded, “Piracy costs the global entertainment industry billions of dollars in lost revenues every year, and this problem has been particularly rampant in the booming China market. However, we are confident that through the continuing efforts of OGAAP and other organizations, we will be able to foster a more prosperous online games and entertainment environment in China.”

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 100 million registered users. The company’s hit title Yulgang was among the first “free-toplay, pay-for-merchandise” online games in China and has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005, 2006 and 2007. Currently, CDC Games offers six popular MMO online games in China that includes: Yulgang, Shaiya, Special Force, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. In August 2007, CDC Games formed a new subsidiary called CDC Games International (CGI) and CDC Games USA to launch new games internationally and to position CDC Games as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net

About OGAAP
The Online Games Alliance Against Piracy (OGAAP) is a non-profit organization founded by CDC Games and other leading online games developers, with sponsorship from the China Government, to fight the piracy of online games in China. The goals of OGAAP are to establish a platform for industry participants and stakeholders to exchange ideas and share experiences; conduct market and technology research; propose industry-wide policies and practices; lobby relevant government bodies and lawmakers to enact anti-piracy legislation; actively promote public awareness of copyrighted online game usage, educate online game players about copyrighted content and vigorously pursue the continued shutdown of pirated online games as well as the arrest and conviction of their operators.

Founding members of the OGAAP alliance include CDC Games; CCP, the Iceland-based developer of EVE Online; Ons On Soft Co. Ltd., the Korea-based developer of Shine; Sonokong Co. Ltd., the Korea-based developer of Shaiya, and Come on Baby; T3 entertainment, the Korea-based developer of Audition online game; and Wemade Entertainment, the Korea-based developer of Legend of Mir II and MIR III online games.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the actions of the Chinese regulatory authorities, the ability of continue to shut down pirate servers in the future, the ability to attract other companies and governmental authorities to OGGAP, the ability of OGGAP to combat piracy and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the uncertainty of anti-piracy crack down; (b) the continued popularity of Yulgang; (c) the uncertainty of the actions of the Chinese regulatory authorities; (d) the success of OGGAP in attracting new members; and, (e) the success of OGGAP in combating piracy. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.